      Company Contact:                 Investor Relations Contacts:            Media Contact:
       Rob Lewis, CFO                David Barnard & Kirsten Chapman            Chenoa Taitt
       iMergent, Inc.                  Lippert/Heilshorn & Assoc.          Lippert/Heilshorn & Assoc.
        801.431.4695                          415.433.3777                       212.838.3777
investor_relations@imergentinc.com         David@lhai-sf.com                   ctaitt@lhai.com

              iMergent Reports Record Fiscal Third Quarter Revenue,
                        Pre-Tax Earnings and Cash Flows

             - Revenue Increased 57% Compared to Third Quarter 2004-
              -March 2005 Highest Revenue Month in Company History-
                 -Fiscal 2005 Annual Revenue Guidance Raised to
                      Approximately 40% Over Fiscal 2004-
  - Earnings Before Taxes (EBT) Increased 159% Compared to Third Quarter 2004-
                   -EBT per Diluted Share Increased to $0.47-
                          -EPS per Diluted Share $0.31-
         -Cash Flow from Operations During the Quarter of $5.1 Million -

OREM, Utah, April 28, 2005 - iMergent, Inc., (AMEX: IIG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced its results for the fiscal third quarter and nine-months ended March 31, 2005.

Total revenue for the fiscal third quarter 2005 ended March 31, 2005 rose 57 percent to $30.8 million from $19.6 million in the same quarter of fiscal 2004. During the quarter, the company hosted 184 workshops, 32 of which were outside the U.S., compared to the third quarter of 2004 when the company conducted 146 workshops, 8 of which were international.

Brandon Lewis, president and chief operating officer, said, "Sales execution exceeded our expectations, with March delivering our highest revenue month in the company's history. In the quarter, we balanced our marketing with a solid mix of domestic and international workshops and continued to drive strong financial results. Incremental sales to existing customers and high levels of sales of ancillary products also contribute to these results, as our merchants continue to recognize the value of our comprehensive solutions."

Lewis added, "At iMergent, we are constantly evaluating the products and services offered to our customers to build on our competitive advantage in the marketplace and to ensure the highest levels of customer satisfaction. In late 2004, we commissioned Dan Jones & Associates, a market research and public opinion polling firm, to conduct nationwide telephone surveys of recent StoresOnline(TM) customers about their experience with iMergent customer service. This process validated our internal evaluation methods and our customers' satisfaction. We remain firmly confident our platform and service capabilities are the most compelling value in the marketplace."

Earnings before income taxes (EBT) for the fiscal third quarter 2005 increased 159 percent to $6.0 million from $2.3 million in the same quarter of 2004. EBT per diluted share were $0.47 for the fiscal third quarter 2005, compared to $0.19 for the fiscal third quarter of 2004. Net income for the fiscal third quarter 2005 was $4.0 million, or $0.31 per diluted share, compared to net income of $15.8 million, or $1.28 per diluted share, for the comparable quarter of the prior fiscal year. During the fiscal third quarter of 2004, iMergent recognized a $13.5 million non-cash income tax benefit based on the reversal of the valuation allowance against its deferred tax asset, which consisted mainly of net operating losses carried forward (NOL) from prior periods, effectively eliminating a $14.1 million tax burden on future earnings.

Robert Lewis, chief financial officer, stated, "Building on the strength of our previous quarter, we delivered increased cash flow from operations in the fiscal third quarter 2005 of $5.1 million, our highest level ever, and our cash balance rose to $12.2 million. We continue to leverage our business model and drive efficiencies and productivity, as operating income as a percentage of revenue increased to 16 percent for the quarter from 13 percent in the fiscal second quarter 2005. Profitability was also boosted by an increase in gross margin as a percent of revenue, which improved to 79 percent for the quarter compared to 73 percent in the fiscal second quarter 2005."

Revenue for the nine-months ended March 31, 2005 grew to $85.9 million versus $56.1 million for the comparable period in 2004, an increase of 53 percent. EBT for the nine-months ended March 31, 2005 increased 131 percent to $13.7 million from $5.9 million in the same period of 2004. EBT per diluted share also rose to $1.11 for the nine-months ended March 31, 2005, up from $0.49 for the comparable period in fiscal 2004. Net income for the nine-months ended March 31, 2005 decreased to $8.8 million, or $0.71 per diluted share, compared to $19.4 million, or $1.61 per diluted share, for the comparable period in fiscal 2004, which included a $13.5 million non-cash income tax benefit.

Don Danks, chairman and chief executive officer, stated, "Our sales teams continue to execute well in all geographic regions and ongoing customer interest and growth reinforces our confidence in the strength and value of our product offerings. Earlier in April, we announced the successful results of our workshops in the United Kingdom. As we continue to deepen our reach into the global marketplace, while at the same time growing our domestic presence, we are proactively working to gain a competitive advantage in new areas. For example, during the quarter, we opened an office in Singapore to increase our strategic presence in the international marketplace."

Recent Highlights

         o Delivered $5.1 million in cash flow from operations in the fiscal third quarter 2005.

         o Held 18 StoresOnline workshops in the United Kingdom during March that contributed $3.8 million in revenue.

         o Held the first iMergent Analyst Day at the company's headquarters in Orem on March 18th.

         o Increased line of credit with JPMorgan Chase & Co. to $15 million.

         o Recognized in the January 31st, 2005 edition of the Investor's Business Daily (IBD) 100.

Danks added, "We remain confident in our outlook for the balance of fiscal 2005 and look forward to continued growth in the global eCommerce marketplace. Internal growth remains strong, and substantial cash is being generated from operations. In addition, we continue to evaluate opportunities to expand our product and service offerings into new vertical markets as part of our long-term growth strategy."

Outlook
-------
Management raised its full year fiscal 2005 revenue growth outlook to around 40 percent over fiscal 2004. Previous outlook had been for 30 percent to 35 percent revenue growth in fiscal 2005. In addition, positive operating leverage is expected to continue with the annual pre-tax income growth rate to possibly exceed the annual revenue growth rate. The future tax rate is anticipated to be 38 percent, with the majority of tax provisions being primarily non-cash.

Conference Call
---------------
Management will hold a conference call to discuss these results on Thursday, April 28, 2005 at 4:30 p.m. ET, 1:30 p.m. PT. The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through May 2nd, 2005; dial 706-645-9291, and enter access code 5524366.

About iMergent
--------------
iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet. Headquartered in Orem, Utah the company sells its proprietary StoresOnline(TM) software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In connection with software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's continued ability to increase revenue; the future success of workshops domestically and internationally; the ability to continue to increase additional ancillary product revenue; the ability to increase incremental sales to existing customers; the ability to build on our competitive advantage in the marketplace and to ensure the highest levels of customer satisfaction; the ability to maintain the success of our platform and service capabilities; the ability to continue to increase cash flow and maintain or increase our cash balance; the continued ability to leverage our business model and drive efficiencies and productivity; the ability to maintain or increase gross margins; the ability to maintain growth in the global eCommerce marketplace; the continuation of substantial cash being generated from operations; the ability to provide merchants services which grow their business; the Company's ability to attract and retain key management and other personnel; the results of Class Action suits filed; the company's resolution of the Texas proceeding; employees complying with company policy and laws. For a more detailed discussion of factors that affect iMergent's operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.

                               -Tables to Follow -

                                     IMERGENT, INC. AND SUBSIDIARIES
                                  Condensed Consolidated Balance Sheets

                                                                           March 31, 2005     June 30, 2004
                                                                           --------------     -------------
Assets                                                                       (Unaudited)
Current assets

Cash                                                                        $ 12,232,593       $  4,956,512
Trade receivables, net of allowance for doubtful accounts of
  $11,246,980 at March 31, 2005 and $5,784,113 at June 30, 2004               17,975,508         12,427,366
Inventories                                                                      172,236             71,416
Prepaid expenses and other current assets                                      2,370,554          1,145,632
Deferred tax assets - current                                                  6,631,690          3,714,732
Credit card reserves                                                             287,854            596,556
                                                                            ------------       ------------
     Total current assets                                                     39,670,435         22,912,214

Property and equipment, net                                                      505,822            524,427
Goodwill, net                                                                    455,177            455,177
Trade receivables, net of allowance for doubtful accounts of $6,271,293 at     9,308,747          6,515,102
      March 31, 2005 and $3,167,216 at June 30, 2004
Deferred tax assets                                                            6,814,069          9,406,523
Other assets                                                                     409,078            612,632
                                                                            ------------       ------------
     Total Assets                                                           $ 57,163,328       $ 40,426,075
                                                                            ============       ============

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable                                                            $  3,362,231       $  2,849,632
Accrued expenses and other current liabilities                                 5,564,294          3,367,799
Income taxes payable                                                           2,472,356            873,235
Deferred revenue                                                               1,185,882            562,076
Line of credit                                                                 2,499,739          1,377,715
Current portion of capital lease obligations                                      87,777             56,682
                                                                            ------------       ------------
     Total current liabilities                                                15,172,279          9,087,139

Capital lease obligations, net of current portion                                101,904            201,053
Notes payable                                                                          -            400,000
                                                                            ------------       ------------
     Total liabilities                                                        15,274,183          9,688,192
                                                                            ------------       ------------

Stockholders' equity

Capital stock, par value $.001 per share
  Preferred stock - authorized 5,000,000 shares; none issued                           -                  -
  Common stock - authorized 100,000,000 shares; issued and outstanding
     12,124,172 and 11,536,258 shares, at March 31, 2005 and                      12,125             11,537
     June 30, 2004, respectively
Additional paid-in capital                                                    75,713,501         73,330,600
Deferred compensation                                                                  -             (6,112)
Accumulated other comprehensive loss                                              (4,902)            (4,902)
Accumulated deficit                                                          (33,831,579)       (42,593,240)
                                                                            ------------       ------------
     Total stockholders' equity                                               41,889,145         30,737,883
                                                                            ------------       ------------

Total Liabilities and Stockholders' Equity                                  $ 57,163,328       $ 40,426,075
                                                                            ============       ============

                                         IMERGENT, INC. AND SUBSIDIARIES
                         Unaudited Condensed Consolidated Statements of Earnings for the
                         Three Months and the Nine Months Ended March 31, 2005 and 2004


                                      Three Months Ended                   Nine Months Ended
                                --------------------------------     --------------------------------
                                March 31, 2005    March 31, 2004     March 31, 2005    March 31, 2004
                                --------------    --------------     --------------    --------------
Revenue                          $ 30,781,896      $ 19,564,954       $ 85,884,388      $ 56,060,551

Cost of revenue                     6,553,940         4,059,290         21,659,728        12,966,772
                                 ------------      ------------       ------------      ------------
     Gross profit                  24,227,956        15,505,664         64,224,660        43,093,779

Operating expenses

Research and development              230,471            93,485            550,870           256,214
Selling and marketing               8,052,263         5,580,894         22,619,017        14,555,026
General and administrative          3,087,562         1,970,383          7,324,085         6,114,212
Bad debt expense                    8,044,824         6,020,349         22,961,271        17,383,435
                                 ------------      ------------       ------------      ------------
     Total operating expenses      19,415,120        13,665,111         53,455,243        38,308,887
                                 ------------      ------------       ------------      ------------

Earnings from operations            4,812,836         1,840,553         10,769,417         4,784,892

Other income (expense)
Other income, net                     241,828             6,645            382,307            49,933
Interest income                       937,660           468,661          2,593,619         1,110,418
Interest expense                      (22,221)           (8,721)           (77,967)          (20,286)
                                 ------------      ------------       ------------      ------------
     Total other income, net        1,157,267           466,585          2,897,959         1,140,065
                                 ------------      ------------       ------------      ------------

Earnings before income taxes        5,970,103         2,307,138         13,667,376         5,924,957

Income tax (provision) benefit     (2,000,139)       13,515,081         (4,905,715)       13,515,081
                                 ------------      ------------       ------------      ------------

Net earnings                     $  3,969,964      $ 15,822,219       $  8,761,661      $ 19,440,038
                                 ============      ============       ============      ============

Earnings per share:
     Basic                       $       0.33      $       1.39       $       0.75      $       1.72
     Diluted                     $       0.31      $       1.28       $       0.71      $       1.61

Weighted average shares
  outstanding:
    Basic                          11,965,993        11,368,868         11,738,149        11,275,086
    Diluted                        12,654,448        12,353,626         12,327,647        12,111,583

                                         IMERGENT, INC. AND SUBSIDIARIES
                               Earnings Before Income Taxes Per Share Calculation


                                               Three Months Ended               Nine Months Ended
                                          ------------------------------   ------------------------------
                                          March 31, 2005  March 31, 2004   March 31, 2005  March 31, 2004
                                          --------------  --------------   --------------  --------------
Earnings before income taxes (EBT)         $  5,970,103    $  2,307,138     $ 13,667,376    $  5,924,957

Basic EBT per Share:
                             Basic         $       0.50    $       0.20     $       1.16    $       0.53
                             Diluted       $       0.47    $       0.19     $       1.11    $       0.49

Weighted average shares outstanding:
                             Basic           11,965,993      11,368,868       11,738,149      11,275,086
                             Diluted         12,654,448      12,353,626       12,327,647      12,111,583